EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports Second Quarter 2025 Results
HOUSTON--(BUSINESS WIRE)--Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced second quarter 2025 results.

SUMMARY FINANCIAL HIGHLIGHTS (in millions of dollars, except per share data and percentages)

	Three Months Ended June 30, 2025	Three Months Ended March 31, 2025	Three Months Ended June 30, 2024

Westlake Corporation
Net sales	$2,953	$2,846	$3,207
Income (loss) from operations	$(109)	$(32)	$406
Net income (loss) attributable to Westlake Corporation	$(142)	$(40)	$313
Diluted earnings (loss) per common share	$(1.11)	$(0.31)	$2.40
Identified Items (1)	$130	$—	$—
Net income (loss) attributable to Westlake Corporation excl. Identified Items	$(12)	$(40)	$313
Diluted earnings (loss) per common share excl. Identified Items	$(0.09)	$(0.31)	$2.40
EBITDA	$210	$288	$744
EBITDA excl. Identified Items	$340	$288	$744
EBITDA margin (2)	12%	10%	23%

Housing and Infrastructure Products ("HIP") Segment
Net sales	$1,160	$996	$1,194
Income from operations	$222	$148	$266
EBITDA	$275	$203	$336
EBITDA margin	24%	20%	28%

Performance and Essential Materials ("PEM") Segment
Net sales	$1,793	$1,850	$2,013
Income (loss) from operations	$(318)	$(163)	$157
EBITDA	$(78)	$73	$391
Identified Items (1)	$130	$—	$—
EBITDA excl. Identified Items	$52	$73	$391
EBITDA margin (2)	3%	4%	19%
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(1) "Identified Items" represent $108 million of accrued expenses and $15 million inventory write-off related to the permanent shut down of the Company's Pernis facility in The Netherlands and $7 million of accrued expenses to temporarily cease operations of a PVC resin production unit in China at the Company's 95% owned Huasu joint venture
(2)Excludes Identified Items
BUSINESS HIGHLIGHTS
In the second quarter of 2025, Westlake reported net sales of $3.0 billion, a net loss of $142 million, or $1.11 per share, and EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $210 million. Earnings in the second quarter were impacted by $130 million from the closure of the Company's Epoxy facility in Pernis, The Netherlands, ("Pernis") and the temporary cessation of a PVC resin production unit at the Company's Huasu joint venture ("Huasu") in China (the "Identified Items"), which are included in the Performance and Essential Materials segment financial results. Excluding the Identified Items, the net loss in the second quarter of 2025 was $12 million, or $0.09 per share, and EBITDA was $340 million.

Compared to the first quarter of 2025, EBITDA excluding Identified Items of $340 million increased by $52 million primarily due to seasonally higher sales volume in our HIP segment partly offset by a $30 million higher impact from planed turnarounds and unplanned plant outages in our PEM segment.

Westlake's second quarter of 2025 sales volume increased 1% and average sales price increased by 2% as compared to the first quarter of 2025. Housing and Infrastructure Products sales increased 16% sequentially, driven by 14% sales volume growth and a 2% increase in average sales price. Performance and Essential Materials sales decreased 3% over the same period of time as a higher average sales price was more than offset by a 6% decline in sales volume.

EBITDA excluding Identified Items of $340 million was lower than the second quarter of 2024 EBITDA of $744 million primarily due to lower sales volume in our PEM segment due to higher planned turnarounds and unplanned plant outages that impacted EBITDA by approximately $110 million in the second quarter of 2025. Additionally, higher feedstock and energy costs in North America, lower average sales price in each segment, and a 2% decline in HIP sales volume contributed to the lower year-over-year EBITDA.
EXECUTIVE COMMENTARY
"Our overall financial performance in the second quarter of 2025 reflected several headwinds, many of which we believe are transitory in nature. During the second quarter of 2025 our HIP segment delivered solid results against a backdrop of lower North American residential construction activity. HIP sales of $1.2 billion were similar to the prior year period despite lower U.S. housing starts and repair and remodel spending, reflecting the important role that our products play in delivering value to our customers and our strategy to 'win with the winners' by being a supplier of choice for the faster-growing end customers in the market," said Jean-Marc Gilson, President and Chief Executive Officer.

"PEM sales volume was impacted by continued soft global industrial and manufacturing activity that was exacerbated by temporary disruptions to export sales volumes created by tariff uncertainty. While these market-related factors drove much of the year-over-year decline, our earnings were also impacted by production disruptions caused by the tie-in of new VCM capacity at our Geismar, Louisiana, chlorovinyls site, which contributed to a decrease in second quarter of 2025 chlorovinyls sales volume and earnings," continued Mr. Gilson.

"Our focus for the remainder of 2025 will be on running our plants well and reducing our controllable costs. Higher planned turnarounds and some unplanned outages within our PEM segment impacted our EBITDA and cash flow below their potential in the first half of 2025. After taking steps to address the operational disruptions, our chlorovinyls production is returning to normal rates during the third quarter. Turning to our cost-reduction efforts, in the first half of 2025 we eliminated over $75 million of company-wide costs towards our 2025 cost savings target of $150 – $175 million. While we are pleased with progress to date, in light of continued soft global demand and profitability in some of our businesses, we are expanding the scope and nature of these cost-reduction efforts to target an additional $200 million of cost reductions by 2026. Additionally, during the second quarter of 2025 we announced the planned closure of Pernis to put our global Epoxy business on a path to profitability. We expect this action, along with our broader cost-reduction efforts, to significantly improve our profitability in 2026," concluded Mr. Gilson.

RESULTS
Consolidated Results
(Unless otherwise noted the financial numbers below exclude the Identified Items)
For the three months ended June 30, 2025, the Company reported a quarterly net loss of $12 million, or $0.09 per share, on net sales of $3.0 billion, which was an improvement from the net loss of $40 million reported in the first quarter of 2025. Sequentially, earnings benefitted from higher sales volume and margins in our HIP segment, which more than offset lower sales volume in our PEM segment.

The second quarter of 2025 net loss of $12 million was $325 million below the second quarter of 2024 primarily due to lower sales volume, particularly in our PEM segment as a result of an elevated level of planned turnarounds and unplanned outages , as well as higher feedstock and energy costs in our PEM segment.

EBITDA of $340 million for the second quarter of 2025 increased by $52 million compared to first quarter 2025 as a result of higher sales volume and margins in our HIP segment, partially offset by a $30 million higher impact from planned turnarounds and unplanned outages in our PEM segment.

A reconciliation of EBITDA and net income to EBITDA excluding Identified Items and net income excluding Identified Items, as well as a reconciliation of EBITDA to net income, income from operations (including and excluding Identified Items) and net cash provided by operating activities, as well as a reconciliation of free cash flow to net cash flow provided by operating activities, can be found in the financial schedules at the end of this press release.
Expenses Regarding Facility Closure and Temporary Cessation of Operations ("Identified Items")
During the second quarter of 2025, the Company accrued $108 million of expenses and $15 million inventory write-off related to the previously announced decision to shut down Pernis and $7 million of expenses to temporarily cease operations of a PVC resin production unit at Huasu. Consistent with our previous announcement, cash outflows related to the Pernis closure are expected to occur over several years after operations have ceased.
Cash, Investments and Debt
Net cash provided by operating activities was $135 million for the second quarter of 2025 and capital expenditures were $267 million. As of June 30, 2025, cash, cash equivalents and fixed-income investments were $2.3 billion and total debt was $4.7 billion.
Housing and Infrastructure Products Segment
For the second quarter of 2025, Housing and Infrastructure Products income from operations of $222 million increased by $74 million as compared to the first quarter of 2025. This increase in income from operations versus the prior quarter was primarily due to seasonally higher sales volume in Pipe & Fittings and Building Products.

Compared to the second quarter of 2024, Housing and Infrastructure Products income from operations decreased by $44 million. The year-over-year decrease was the result of lower sales volume and lower average sales price and margins, particularly in Pipe & Fittings.
Performance and Essential Materials Segment
(Unless otherwise noted the financial numbers below exclude the Identified Items)
For the second quarter of 2025, Performance and Essential Materials loss from operations of $188 million increased by $25 million as compared to the first quarter of 2025. This increase in loss from operations versus the prior quarter was primarily driven by a 6% decline in sales volume due to weaker global demand, in part due to temporary disruptions in global trade flows created by tariff uncertainty, as well as lower production levels, particularly for chlorine, caustic soda, and PVC resin, due to planned turnarounds and unplanned plant outages.

Performance and Essential Materials loss from operations was $188 million in the second quarter of 2025 as compared to income from operations of $157 million in the second quarter of 2024. The year-over-year decrease was primarily due to a 9% decline in sales volume, in part due to elevated planned turnarounds and unplanned outages, higher North American feedstock and energy costs, and 2% lower average sales price.
Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our outlook for the performance of our business segments, global macroeconomic conditions and their effects on us and our customers, the duration of headwinds affecting our businesses, the operational reliability of our plants (including our chlorovinyls plants returning to normal production rates during the third quarter of 2025), the scope and duration of disruptions at our facilities, the results of closures of the Pernis facility and the temporary cessation of operations at a PVC resin unit at the Suzhou Huasu Plastics plant in China, the future profitability of our epoxy business, the success of our cost-reduction efforts and the timing and extent of savings therefrom (including reaching our 2025 cost savings target of $150 million to $175 million and reaching our goal of an additional cost savings of $200 million by 2026), our ability to significantly improve profitability in 2026, industrial and manufacturing activity in our target markets, growth in our customers' businesses and their dependence on our products, the effects of tariff announcements, our customers and global supply chains, future global trading policy and relationships, our ability to weather economic volatility, residential construction activity, raw material costs, higher energy prices, our market position and the strength of our brands, the benefits of a diversified and integrated business model, our ability to maintain cost advantages and global demand for our products are forward-looking statements.

These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical and building products industries; the availability, cost and volatility of raw materials and energy; uncertainties associated with the United States, European and worldwide economies, including those due to political tensions and conflict in the Middle East, Russia and Ukraine and elsewhere; uncertainties associated with pandemic infectious diseases; uncertainties associated with climate change; the potential impact on demand for ethylene, polyethylene and polyvinyl chloride due to initiatives such as recycling and customers seeking alternatives to polymers; current and potential governmental regulatory actions in the United States and other countries; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; instability in the credit and financial markets; access to capital markets; terrorist acts; operating interruptions; changes in laws and regulations, including trade policies and tariffs imposed on or by foreign jurisdictions; disruptions in global trade and the effect on trading relationships between the United States and other countries; technological developments; information systems failures and cyberattacks; foreign currency exchange risks; our ability to implement our business strategies; and creditworthiness of our customers and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the Securities and Exchange Commission (SEC) in February 2025.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, free cash flow and other measures that exclude the effects of Identified Items, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the SEC as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles (U.S. GAAP), but believe that certain non-GAAP financial measures, such as EBITDA, free cash flow and other measures that exclude the effects of Identified Items, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of (i) EBITDA to net income, income from operations and net cash provided by operating activities, (ii) free cash flow to net cash provided by operating activities and (iii) other measures reflecting adjustments for the effects of Identified Items can be found in the financial schedules at the end of this press release.

About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer goods. For more information, visit the Company's web site at www.westlake.com.
Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's second quarter 2025 results will be held Tuesday, August 5, 2025 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, it is necessary to pre-register at https://register-conf.media-server.com/register/BIb6ee891623b645e0acda053a745bacce. Once registered, you will receive a phone number and unique PIN number.

A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/o3z3qmbm.
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WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(in millions of dollars, except per share data and share amounts)
Net sales	$2,953	$3,207	$5,799	$6,182
Cost of sales	2,695	2,543	5,309	5,052
Gross profit	258	664	490	1,130
Selling, general and administrative expenses	221	224	448	433
Amortization of intangibles	31	30	61	60
Restructuring, transaction and integration-related costs	115	4	122	8
Income (loss) from operations	(109)	406	(141)	629
Interest expense	(40)	(41)	(79)	(81)
Other income, net	24	59	61	109
Income (loss) before income taxes	(125)	424	(159)	657
Provision for income taxes	6	101	7	149
Net income (loss)	(131)	323	(166)	508
Net income attributable to noncontrolling interests	11	10	16	21
Net income (loss) attributable to Westlake Corporation	$(142)	$313	$(182)	$487
Earnings (loss) per common share attributable to Westlake Corporation:
Basic	$(1.11)	$2.42	$(1.42)	$3.77
Diluted	$(1.11)	$2.40	$(1.42)	$3.75
Weighted average common shares outstanding:
Basic	128,238,514	128,576,735	128,273,332	128,468,359
Diluted	128,238,514	129,350,720	128,273,332	129,185,545

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2025	December 31, 2024

	(in millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$2,085	$2,919
Available-for-sale securities	192	—
Accounts receivable, net	1,832	1,483
Inventories	1,731	1,697
Prepaid expenses and other current assets	106	115
Total current assets	5,946	6,214
Property, plant and equipment, net	8,827	8,633
Other assets, net	6,033	5,903
Total assets	$20,806	$20,750

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,403	$2,219
Long-term debt, net	4,654	4,556
Other liabilities	2,958	2,932
Total liabilities	10,015	9,707
Total Westlake Corporation stockholders' equity	10,278	10,527
Noncontrolling interests	513	516
Total equity	10,791	11,043
Total liabilities and equity	$20,806	$20,750

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2025	2024

	(in millions of dollars)
Cash flows from operating activities
Net income (loss)	$(166)	$508
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	578	552
Deferred income taxes	(19)	(58)
Net loss on disposition and others	55	24
Other balance sheet changes	(390)	(620)
Net cash provided by operating activities	58	406
Cash flows from investing activities
Additions to investments in unconsolidated subsidiaries	(22)	(1)
Additions to property, plant and equipment	(515)	(503)
Purchase of available-for-sale securities	(192)	—
Other, net	3	9
Net cash used for investing activities	(726)	(495)
Cash flows from financing activities
Distributions to noncontrolling interests	(23)	(21)
Dividends paid	(136)	(130)
Repurchase of common stock for treasury	(30)	—
Other, net	(8)	5
Net cash used for financing activities	(197)	(146)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	30	(26)
Net decrease in cash, cash equivalents and restricted cash	(835)	(261)
Cash, cash equivalents and restricted cash at beginning of period	2,935	3,319
Cash, cash equivalents and restricted cash at end of period	$2,100	$3,058

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(in millions of dollars)
Net external sales
Housing and Infrastructure Products
Housing Products	$980	$1,010	$1,818	$1,889
Infrastructure Products	180	184	338	349
Total Housing and Infrastructure Products	1,160	1,194	2,156	2,238
Performance and Essential Materials
Performance Materials	1,022	1,177	2,078	2,341
Essential Materials	771	836	1,565	1,603
Total Performance and Essential Materials	1,793	2,013	3,643	3,944
Total reportable segments and consolidated	$2,953	$3,207	$5,799	$6,182

Income (loss) from operations
Housing and Infrastructure Products	$222	$266	$370	$476
Performance and Essential Materials	(318)	157	(481)	179
Total reportable segments	(96)	423	(111)	655
Corporate and other	(13)	(17)	(30)	(26)
Consolidated	$(109)	$406	$(141)	$629

Depreciation and amortization
Housing and Infrastructure Products	$55	$53	$108	$103
Performance and Essential Materials	236	224	463	444
Total reportable segments	291	277	571	547
Corporate and other	4	2	7	5
Consolidated	$295	$279	$578	$552

Other income, net
Housing and Infrastructure Products	$(2)	$17	$—	$21
Performance and Essential Materials	4	10	13	21
Total reportable segments	2	27	13	42
Corporate and other	22	32	48	67
Consolidated	$24	$59	$61	$109

WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME (LOSS), INCOME (LOSS) FROM OPERATIONS AND
NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2025	2024	2025	2024

	(in millions of dollars, except percentages)
Net cash provided by (used for) operating activities	$(77)	$135	$237	$58	$406
Changes in operating assets and liabilities and other	41	(284)	50	(243)	44
Deferred income taxes	1	18	36	19	58
Net income (loss)	(35)	(131)	323	(166)	508
Add:
Identified Items	—	130	—	130	—
Net income (loss) excl. Identified Items	$(35)	$(1)	$323	$(36)	$508

Net income (loss)	(35)	(131)	323	(166)	508
Less:
Other income, net	37	24	59	61	109
Interest expense	(39)	(40)	(41)	(79)	(81)
Provision for income taxes	(1)	(6)	(101)	(7)	(149)
Income (loss) from operations	(32)	(109)	406	(141)	629
Add:
Identified Items	—	130	—	130	—
Income (loss) from operations excl. Identified Items	(32)	21	406	(11)	629
Add:
Depreciation and amortization	283	295	279	578	552
Other income, net	37	24	59	61	109
EBITDA excl. Identified Items	288	340	744	628	1,290
Less:
Identified Items	—	130	—	130	—
EBITDA	$288	$210	$744	$498	$1,290
Net external sales	$2,846	$2,953	$3,207	$5,799	$6,182
Operating Income Margin	(1)%	(4)%	13%	(2)%	10%
Operating income margin excl. Identified Items	(1)%	1%	13%	—%	10%
EBITDA Margin	10%	7%	23%	9%	21%
EBITDA margin excl. Identified Items	10%	12%	23%	11%	21%

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WESTLAKE CORPORATION
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER COMMON SHARE TO DILUTED EARNINGS (LOSS) PER COMMON SHARE EXCLUDING IDENTIFIED ITEM
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2025	2024	2025	2024

	(per share data)
Diluted earnings (loss) per common share attributable to Westlake Corporation	$(0.31)	$(1.11)	$2.40	$(1.42)	$3.75
Add:
Identified Items	—	1.02	—	1.02	—
Diluted earnings (loss) per common share attributable to Westlake Corporation excl. Identified Items	$(0.31)	$(0.09)	$2.40	$(0.40)	$3.75

WESTLAKE CORPORATION
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2025	2024	2025	2024

	(in millions of dollars)
Net cash provided by (used for) operating activities	$(77)	$135	$237	$58	$406
Less:
Additions to property, plant and equipment	248	267	231	515	503
Free cash flow	$(325)	$(132)	$6	$(457)	$(97)

WESTLAKE CORPORATION

RECONCILIATION OF HIP SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2025	2024	2025	2024

	(in millions of dollars, except percentages)
Housing and Infrastructure Products Segment
Income from operations	$148	$222	$266	$370	$476
Add:
Depreciation and amortization	53	55	53	108	103
Other income, net	2	(2)	17	—	21
EBITDA	$203	$275	$336	$478	$600
Net external sales	$996	$1,160	$1,194	$2,156	$2,238
Operating Income Margin	15%	19%	22%	17%	21%
EBITDA Margin	20%	24%	28%	22%	27%

WESTLAKE CORPORATION
RECONCILIATION OF PEM SEGMENT EBITDA TO INCOME (LOSS) FROM OPERATIONS
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2025	2024	2025	2024

	(in millions of dollars, except percentages)
Performance and Essential Materials Segment
Income (loss) from operations	$(163)	$(318)	$157	$(481)	$179
Add:
Identified Items	—	130	—	130	—
Income (loss) from operations excl. Identified Items	(163)	(188)	157	(351)	179
Add:
Depreciation and amortization	227	236	224	463	444
Other income, net	9	4	10	13	21
EBITDA excl. Identified Items	73	52	391	125	644
Less:
Identified Items	—	130	—	130	—
EBITDA	$73	$(78)	$391	$(5)	$644
Net external sales	$1,850	$1,793	$2,013	$3,643	$3,944
Operating Income Margin	(9)%	(18)%	8%	(13)%	5%
Operating income margin excl. Identified Items	(9)%	(10)%	8%	(10)%	5%
EBITDA Margin	4%	(4)%	19%	—%	16%
EBITDA margin excl. Identified Items	4%	3%	19%	3%	16%

WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
PRODUCT SALES PRICE AND VOLUME VARIANCE BY OPERATING SEGMENTS
(Unaudited)

	Second Quarter 2025 vs. Second Quarter 2024		Second Quarter 2025 vs. First Quarter 2025
	Average Sales Price	Volume	Average Sales Price	Volume
Housing and Infrastructure Products	-1%	-2%	+2%	+14%
Performance and Essential Materials	-2%	-9%	+2%	-6%
Company	-1%	-7%	+2%	+1%